Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bausch.com	lainie.keller@bausch.com
(908) 927-1198

Allison Ryan

allison.ryan@bausch.com

(877) 354-3705 (toll free)

(908) 927-0735

Bausch + Lomb Appoints Brent Saunders as Chief Executive Officer and Chair of the Board of Directors, Effective March 6, 2023

Mr. Saunders Brings More Than 25 Years of Health Care Leadership to Bausch + Lomb

VAUGHAN, Ontario, Feb. 15, 2023 – Bausch + Lomb Corporation (NYSE/TSX: BLCO) (“Bausch + Lomb” or the “Company”), a leading global eye health company dedicated to helping people see better to live better, announced the appointment of Brent Saunders as chief executive officer (“CEO”) and chair of the Board of Directors (“Board”) of the Company, effective March 6, 2023. Concurrent with this appointment, and as previously announced, Joseph C. Papa will step down from his roles as CEO and director. Additionally, effective upon Mr. Saunders’ appointment as chair of the Board, Thomas W. Ross, Sr. will become the Lead Independent Director of the Board.

To facilitate an orderly transition, Mr. Saunders will join Bausch + Lomb on Feb. 16, 2023, in an advisory capacity, where he will work closely with Mr. Papa.

Mr. Saunders will return to Bausch + Lomb after having served at the Company as CEO from 2010 to 2013. In total, he brings more than 25 years of leadership in health care, having served in president, CEO and chairman roles, among others, at several global pharmaceutical and health care companies, including Schering-Plough Corporation, Forest Laboratories Inc., Actavis plc, Allergan plc and The Beauty Health Company.

“We are delighted that the Board’s thorough search process has concluded with the appointment of Brent Saunders as Bausch + Lomb’s next CEO. His strong inner-working knowledge of the Company and unparalleled executive leadership experience in health care make him the ideal person to lead Bausch + Lomb at this pivotal time in our 170-year history,” said Thomas W. Ross, Sr., chair of the Board, Bausch + Lomb. “We are confident that Bausch + Lomb is well-positioned for the future under Brent’s leadership as the Company continues to focus on completing its full separation from Bausch Health.”

“On behalf of the Board, I also wish to express our deepest appreciation for Joe Papa’s contributions to Bausch + Lomb and Bausch Health. His leadership, ethical values and commitment to excellence across commercial, manufacturing and R&D have improved the lives of countless patients globally,” continued Mr. Ross.

“I am honored to once again lead Bausch + Lomb during this exciting time as a new publicly traded company. Over the course of the Company’s history, Bausch + Lomb has always stood at the forefront of cutting-edge scientific and technological optical advancements, and today, Bausch + Lomb is more focused than ever on developing and offering new treatments to meet unmet eye health needs,” said Mr. Saunders. “I am confident in our future, and I look forward to once again working alongside the more than 12,000 employees who live by and aspire to achieve the Bausch + Lomb mission of helping people see better to live better.”

“On behalf of all the employees of Bausch + Lomb, I also would like to recognize Joe Papa and thank him for all he has done to advance the health, safety and wellness of patients around the world,” continued Mr. Saunders.

About Brent Saunders

Brent Saunders has more than 25 years of experience in various aspects of health care and has been in leadership roles at several prominent global pharmaceutical and health care companies. Since May 2021, Mr. Saunders has served as the chair of the Board of The Beauty Health Company, a role he will maintain. Prior to that, he was cofounder and chair of the Board of Vesper Healthcare Acquisition Corp. from 2020 to 2021. He also previously served as chairman, president and CEO of Allergan plc. His role as president and CEO of Allergan began in 2014 and his added role of chairman began in 2016; he held these roles until 2020 when Allergan was acquired by AbbVie Inc.

Mr. Saunders’ first role as an executive officer in the pharmaceuticals and health care sector began in 2003, as a member of the executive management team at Schering-Plough Corporation (“Schering-Plough”), where he held several key roles, including president of Schering-Plough’s Global Consumer Health Care division. While there, he led the integration of the company’s acquisition of Organon Biosciences N.V in 2007, as well as the merger between Schering-Plough and Merck & Co., Inc. in 2009. From 2010 until 2013, he served as CEO of Bausch + Lomb until the Company’s acquisition by Bausch Health Companies Inc. (then known as Valeant Pharmaceuticals, Inc.). He then became president and CEO and served as a director of Forest Laboratories Inc., a role he held until that company’s merger with Actavis plc in 2014. Following the merger with Actavis, he was named CEO of the combined business. In 2015, he led Actavis’ acquisition of Allergan, renaming the combined company Allergan plc. Early in his career, Mr. Saunders was a partner and head of Compliance Business Advisory at PricewaterhouseCoopers LLP. Prior to that, he was chief risk officer at Coventry Health Care, Inc. and senior vice president of Compliance, Legal and Regulatory at Home Care Corporation of America. He began his career as chief compliance officer for the Thomas Jefferson University Health System.

About Bausch + Lomb

Bausch + Lomb is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from the moment of birth through every phase of life. Its comprehensive portfolio of more than 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with more than 12,000 employees and a presence in nearly 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario with corporate offices in Bridgewater, New Jersey. For more information, visit www.bausch.com and connect with us on Twitter, LinkedIn, Facebook and Instagram.

Forward-looking Statements

This news release may contain forward-looking statements, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch + Lomb’s filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on Bausch + Lomb, including but not limited to its project development timelines, launches and costs (which may increase). Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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